Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2008 by and between CMS BANCORP, INC., a Delaware corporation having an office at 123 Main Street, White Plains, New York 10601 (the “Company”) and JOHN RITACCO (the “Executive”).

INTRODUCTORY STATEMENT

The Board of Directors of the Company has concluded that it is in the best interests of the Company and its shareholders to secure a continuity in management. They also consider it desirable to establish a working environment for the Executive which minimizes the personal distractions that might result from possible business combinations in which the Company might be involved. For these reasons, the Board of Directors of the Company has decided to offer to enter into a contract with the Executive for his future services. The Executive has accepted this offer.

The terms and conditions which the Company and the Executive have agreed to are as follows.

AGREEMENT

Section 1. Employment.

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a) The Company shall employ the Executive during an initial period of three (3) years beginning on January 1, 2008 (the “Employment Commencement Date”) and ending on December 31, 2010, and during the period of any additional extensions described in section 2(b) (the “Employment Period”).

(b) The Board of Directors of the Company shall conduct an annual review of the Executive’s performance during the first calendar quarter of each calendar year beginning with the first annual anniversary of the Employment Commencement Date (each, an “Anniversary Date”). The Board may elect to extend the term of this Agreement for an additional one (1) year period beyond the date on which it would otherwise have expired, by providing a written notice of renewal to the Executive during the year preceding the year in which its term is scheduled to end.

(c) Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the lesser of two (2) years and the period beginning on such date and ending on the last day of the Employment Period (determined by taking into account any extension or extensions) pursuant to section 2(b) hereof).

(d) Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the Employment Period. Any continuation of the Executive’s employment beyond the expiration of the Employment Period shall be on an “at-will” basis unless the Company and the Executive agree otherwise.

Section 3. Duties.

The Executive shall serve as Chief Executive Officer and President of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Company’s By-Laws and as are customarily associated with such positions. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance their respective best interests. The Executive shall be entitled to four (4) weeks vacation per year.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an initial annual rate of TWO HUNDRED NINETY THOUSAND DOLLARS ($290,000), payable in approximately equal installments in accordance with its customary payroll practices for senior officers. The Company’s Board of Directors shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, at its discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board of Directors of the Company may determine.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices.

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for so long as the Executive is subject for suit on claims related to his performance of the duties described in section 3 of this Agreement, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Community Savings Bank (the “Bank”) or service in other capacities at their request. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for so long as the Executive is subject to suits, claims or proceedings (other than frivolous ones) related to his performance of the duties described in section 3 of this Agreement, the Company shall defend and indemnify the Executive against and hold him harmless from any costs, damages, losses and exposures arising out of a action, suit or proceeding (other than frivolous ones) in which he may be involved by reason of his having been a director or officer of the Company to the fullest extent and on the most favorable terms and conditions that similar defense and indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.

(c) The Executive, the Company and the Bank agree that the termination benefits described in this section 6 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), as certain indemnification and liability insurance plans.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement nor shall it violate any applicable laws or regulations. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives and that such activities are not prohibited by any applicable laws or regulations.

Section 8. Working Facilities and Expenses.

Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written or at such other location as the Company and Executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services, and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall provide to the Executive for his exclusive use an automobile owned or leased by the Company and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Company shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations as Executive and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require. The Company shall issue appropriate tax reporting forms to the IRS for any personal use of the Executive’s automobile.

Section 9. Termination Due to Death.

The Executive’s employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event:

(a) The Company shall pay to the Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment as determined consistently with Treasury Regulation Section 1.409A-1(h)(1)(ii). This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Executive’s termination of employment.

(b) The Company shall provide the benefits, if any, due to the Executive’s estate, surviving dependents or his designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 10. Termination Due to Disability.

The Company may terminate the Executive’s employment upon a determination that the Executive is eligible for and shall receive long-term disability benefits under the Bank’s long-term disability insurance program. In such event, the Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements. A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

Section 11. Discharge with Cause.

(a) The Company may terminate the Executive’s employment during the Employment Period, and such termination shall be deemed to have occurred with “Cause”, only if:

(i) The Board of Directors of the Company, by majority vote of their entire membership, determine that the Executive should be discharged because of fraud, willful misconduct involving material job responsibilities, breach of fiduciary duty involving personal profit, intentional failure to perform his customary and standard duties under this Agreement, conviction of a willful violation of any law, rule or regulation (other than traffic violations or similar offenses) which materially and adversely affects the Company’s business or the Executive’s ability to perform his customary and standard duties under this Agreement or violation of a final cease and desist order, or any material breach of this Agreement; and

(ii) at least forty-five (45) days prior to the votes contemplated by section 11(a)(i), the Company has provided the Executive with written notice of its intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the votes contemplated by section 11(a)(i), the Executive (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Company for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the votes contemplated by section 11(a)(i), and after the Executive has received a reasonable opportunity of at least fourteen (14) days to cure any conduct reasonably capable of being cured, the Company have furnished to the Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Company, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Executive’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

(b) If the Executive is discharged during the Employment Period with Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only. Following the giving of a Notice of Intent to Discharge, the Company shall temporarily suspend the Executive’s duties and authority and, in such event, shall also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If the Company does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 12. Discharge without Cause.

The Company may discharge the Executive at any time during the Employment Period and, unless such discharge constitutes a discharge with Cause, the Company shall, subject to Employee’s execution of a general release of claims in a form reasonably satisfactory to the Bank, pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable):

(a) the Standard Termination Entitlements.

(b) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability coverage plans under the plans and programs maintained by the Company for similarly situated employees until the earlier to occur of:

(A) the date the Executive first becomes eligible for such benefit coverage plans under the plans or programs maintained by a subsequent employer; or

(B) the date the Remaining Unexpired Employment Period terminates, as extended as applicable under Section 2(a) above;

(c) an amount (the “Salary Severance Payment”) equal to the greater of (1) the Executive’s annual salary at the rate in effect immediately prior to his termination of employment, or (2) the salary that Executive would have earned if he had continued working for the Company during the Remaining Unexpired Employment Period, as extended as applicable under Section 2(a) above, at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Company payable in a lump sum payment with no reduction for present value applied, such Salary Severance Payment to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination; and

(d) an amount equal to the value of the annual bonuses that the Executive would have earned if he had continued working for the Company during the Remaining Unexpired Employment Period, as extended as applicable under Section 2(a) above, at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP = SSP x (ABP / ASP)

where “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “ABP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “ASP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years. The Bonus Severance Payment shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Company which the Executive might otherwise have and shall be payable at the times that such bonuses would have been paid to the Executive had he remained employed by the Company.

For purposes of the remainder of this Agreement, the payments and benefits (if any) due under sections 12(b), 12(c), and 12(d) shall be referred to as the “Additional Termination Entitlements.” In addition, the payments described in sections 12(a), 12(c) and 12(d) shall be made within 2  1/2 months following the end of the taxable year of the Executive or the Company, whichever is longer, in which the termination event occurs. To that end, the Executive, the Company and the Bank agree that the termination benefits described in sections 12(a), 12(c) and 12(d) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals and the termination benefits described in this section 12(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 13. Resignation.

(a) The Executive may resign from his employment with the Company at any time. A resignation under this section 13 shall be effected by written notice of resignation given by the Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Executive. The Executive’s resignation of any of the positions within the Company or the Bank to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following, provided that Executive has given the Company written notice of the event alleged to be Good Reason within [90] days after its occurrence and that the Company has not fully and reasonably cured the occurrence within thirty (30) days after receiving such written notice of it from the Executive:

(i) the failure of the Company (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Executive to the position(s) with the Company, specified in section 3 of this Agreement or to a more senior office;

(ii) if the Executive is a member of the Board of Directors of the Company or the Bank, the failure of their respective shareholders (whether in an election in which the Executive stands as a nominee or in an election where the Executive is not a nominee) to elect or re-elect the Executive to membership at the expiration of his term of membership, unless such failure is a result of the Executive’s refusal to stand for election;

(iii) a material failure by the Company, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board of Directors or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement;

(iv) any reduction of the Executive’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s compensation as and when due;

(v) any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given notice of such material adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; provided; however, that this section 13(b)(v) shall not apply if the change in the terms and conditions of the compensation or benefit program affects all participants in such program equally;

(vi) any material breach by the Company of any material term, condition or covenant contained in this Agreement;

(vii) a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Company, or a relocation of the Company’s principal executive office to a location that is both more than forty (40) miles away from the Executive’s principal residence and more than forty (40) miles away from the location of the Company’s principal executive office on the date of this Agreement; or

(viii) the Executive resigns for any reason, other than under circumstances constituting Cause, within the period of ninety (90) days that begins after a “Change of Control” within the meaning of Section 15 below.

In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c) In the event of the Executive’s resignation before the expiration of the Employment Period, , as extended as applicable under Section 2(a) above, the Company shall pay and deliver the Standard Termination Entitlements. In addition, if the Executive’s resignation is deemed to be a resignation with Good Reason, the Company shall also pay and deliver the Additional Termination Entitlements within the timeframes contained in section 12. To that end, the Executive, the Company and the Bank agree that the termination benefits described in this section 13(c) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 14. Terms and Conditions of the Additional Termination Entitlements.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on (i) the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them and (ii) a release of the Company and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Company, of any liability to the Executive, whether for compensation or damages, in connection with his employment with the Company and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements. Any payment of the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be structured to comply with all requirements of Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a specified employee (within the meaning of Section 409A) on or after the date of his termination of service shall be made sooner than six (6) months after such termination of service (determined within the meaning of Code Section 409A); provided, however, that to the extent such six (6) month delay is imposed by Section 409A after a Change of Control, the Additional Termination Entitlements shall be paid into a rabbi trust for the benefit of the Officer as if the six (6) month delay was not imposed with such amounts then being distributed to the Officer as soon as permissible under Section 409A. The determination of any restructuring of the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be based upon the opinion of independent counsel selected by the Company or the Bank and paid by the Company or the Bank. Such counsel shall be reasonably acceptable to the Company, Bank and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or accountants as such counsel deems necessary or advisable for the purpose.

Section 15. Termination Upon or Following a Change of Control.

(a) A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in section 15(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 15(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

(c) In the event of a Change of Control or Pending Change in Control followed by the Executive’s termination of employment, the Executive shall be entitled to receive standard severance benefits in accordance with the terms and conditions set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, for purposes of computing the Additional Termination Entitlements due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Remaining Unexpired Employment Period shall be deemed to be three (3) full years and shall be payable in a lump sum without a present value discount applied.

Section 16. Tax Indemnification.

(a) This section 16 shall apply if the Executive’s employment is terminated upon or following (i) a Change of Control (as defined in section 15 of this Agreement); or (ii) a change “in the ownership or effective control” of the Company or the Bank or “in the ownership of a substantial portion of the assets” of the Company or the Bank within the meaning of Section 280G of the Code. If this section 16 applies, then, if for any taxable year, the Executive shall be liable for the payment of an excise tax under Section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company shall pay to the Executive an amount equal to X determined under the following formula:

X =	E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E =	the rate at which the excise tax is assessed under Section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this section 16;

FI =	the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this 16(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, (ii) the date the tax is required to be paid by the Executive; or (iii) within 2  1/2 months following the end of the taxable year of the Executive or the Company, whichever is longer, in which the termination event occurs.

(b) Notwithstanding anything in this section 16 to the contrary, in the event that the Executive’s liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in section 16(a), the Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, consistent with the time limitations specified in section 16(a), an appropriate amount, plus interest, such that the payment made under section 16(a), when increased by the amount of the payment made to the Executive under this section 16(b) by the Company, or when reduced by the amount of the payment made to the Company under this section 16(b) by the Executive, equals the amount that should have properly been paid to the Executive under section 16(a). The interest paid under this section 16(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this section 16, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least twenty (20) days before the date on which such return is required to be filed with the Internal Revenue Service.

(c) The Executive, the Company and the Bank agree that the termination benefits described in this section 16 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

Section 17. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity having an office located within Westchester County; provided, however, that this section 17 shall not apply if the Executive is entitled to the Additional Termination Entitlements due to a Change of Control or after a Pending Change of Control or if the institution is located within Westchester County and has total assets of $500 million or less as reported in such institution’s call reports.

Section 18. Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 18 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 19. Solicitation.

The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Company or the Bank, he shall not, without the written consent of the Company, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 17;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 17;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank;

provided however, that this section 19 shall not apply if the Executive is entitled to the Additional Termination Entitlements due to a Change of Control or after a Pending Change of Control.

Section 20. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 21. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 22. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

If to the Executive:

To the most recent address listed for the Executive in the Company’s records.

If to the Company:

CMS Bancorp, Inc.

c/o Community Savings Bank

123 Main Street

White Plains, NY 10601

Attention:    Chairman, Compensation Committee of the Board of Directors

with a copy to:

Paul Hastings Law Firm

875 15th Street, N.W., Suite 800

Washington, D.C. 20005

Attention:    V. Gerard Comizio, Esq.

Section 23. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one (1) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 24. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 25. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 26. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 27. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

Section 28. Non-duplication.

In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its respective direct or indirect subsidiaries and affiliates.

Section 29. Survival.

The provisions of sections 6, 16, 17, 18 and 19 shall survive the expiration of the Employment Period or termination of the Agreement.

Section 30. Indemnification for Attorneys’ Fees.

The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 29 shall be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Company.

Section 31. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company:

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

If and to the extent that the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 32. Guarantee; Non-Duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive. In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 33. Effective Date.

This Agreement shall become effective (the “Effective Date”) as of January 1, 2008, subject to its execution by both parties on or before June 30, 2008. The Company and the Executive each hereby acknowledge and agree that the terms of this Agreement as restated herein shall have no force or effect prior to such Effective Date and execution.

Section 34. Involuntary Termination Payments to Employees (Safe Harbor).

Only to the extent the Company determines that this Section is reasonably available under Section 409A of the Code, in the event a payment is due to the Executive upon an involuntary termination of employment, as deemed pursuant to this Agreement and Section 409A, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a specified employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in section 14 of this Agreement. The Executive, the Company and the Bank agree that the termination benefits described in this section 34 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

/s/ JOHN E. RITACCO
John E. Ritacco

CMS Bancorp, Inc.
Attest:

By:	/s/ Stephen Dowd	By	/s/ Thomas G. Ferrara
Name:	Stephen Dowd	Name:	Thomas G. Ferrara
Title	Chief Financial Officer	Title:	Chairman of the Board